Exhibit 99.1
Contacts:
Paul Cox, Stern Investor Relations, Inc., (212) 362-1200
Martina Schwarzkopf, Ph.D., Russo Partners, (212) 845-4292
Tony Russo, Ph. D., Russo Partners, (212) 845 4251

FOR IMMEDIATE RELEASE:

Dr. Lesley Russell Joins the Endocyte Board of Directors

West Lafayette, Ind., Jan. 8, 2013 – Endocyte, Inc. (NASDAQ Global Market: ECYT), a biopharmaceutical company developing targeted small molecule drug conjugates (SMDCs) and companion imaging diagnostics for personalized therapy in cancer and other serious diseases, today announced Lesley Russell, M.B.Ch.B., has joined the Endocyte board of directors.

Dr. Russell served as senior vice president and head of research and development for global branded products at Teva Pharmaceuticals until June 2012. Prior to this position she was executive vice president and chief medical officer at Cephalon. Dr. Russell joined Cephalon in 2000 and held various positions of increasing responsibility, including head of clinical research and medical affairs, prior to becoming Cephalon’s chief medical officer in September 2006. During her tenure at Cephalon, Dr. Russell filed multiple new drug applications (NDAs) to the FDA and marketing authorization applications (MAAs) to the Committee for Medicinal Products for Human Use (CHMP). Before joining Cephalon, Dr. Russell held positions of increasing responsibility at Amgen U.K., Lilly Industries, U.K., and U.S. Bioscience, now acquired by MedImmune Oncology.

“Dr. Russell’s experience in advancing products through late-stage clinical development will be important to Endocyte as we continue to build our portfolio of SMDCs to develop novel cancer and inflammatory drugs in areas of great medical need,” commented Ron Ellis, president and CEO of Endocyte. “In addition, Dr. Russell has been successful in navigating the new drug approval process at the FDA, which will be important as our drugs approach the late stages of clinical development. We are pleased to welcome her to our board.”

Before joining the pharmaceutical industry, Dr. Russell was trained in hematology and oncology at Royal Infirmary of Edinburgh and at Royal Hospital for Sick Children in Edinburgh, Scotland, and was a research fellow at University of Edinburgh. Dr. Russell received a M.B.Ch.B. degree from the University of Edinburgh, Scotland. She is a member of the Royal College of Physicians, U.K., and is registered with the General Medical Council, U.K. She currently serves as a member of the board of directors of AMAG Pharma, a company traded on NASDAQ.

About Endocyte

Endocyte is a biopharmaceutical company developing targeted therapies for the treatment of cancer and inflammatory diseases. Endocyte uses its proprietary technology to create novel SMDCs and companion imaging diagnostics for personalized targeted therapies. The company’s SMDCs actively target receptors that are over-expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently, and over longer periods of time than would be possible with the untargeted drug alone. The companion imaging diagnostics are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment.

For additional information, please visit Endocyte’s website at www.endocyte.com.